Exhibit 10.11

      MINERALS EXPLORATION AGREEMENT AND OPTION TO LEASE OR PURCHASE

SOLEDAD-MOJAVE MINING SYNDICATE, a Nevada corporation, (hereinafter referred to as "LICENSOR") and GOLDEN QUEEN MINING CO., INC., a California corporation, (hereinafter referred to as "LICENSEE"), agree effective as of January 25, 1996 as follows:

1.   GRANT.  Pursuant to the terms of this Agreement, LICENSOR grants to
     LICENSEE: the exclusive right to conduct mineral exploration activities within and upon and the exclusive right to either purchase or lease with option to purchase the following premises (hereinafter the "PREMISES"):
     The West on-half(1/2) of Section 7, Township 10 North, Range 12 West, SBBM and referred to by the Kern County Tax Assessor as parcel number 429-02001-00-4. LICENSOR reserves all oil and petroleum deposits in the PREMISES without right to enter upon the surface.

2. TERM. The term of this Agreement shall be three (3) years, commencing on the effective date of this agreement, unless LICENSOR exercises one of its options or terminates.

3.   CONSIDERATION.

     3.1. In consideration for the granting of the rights set forth herein, LICENSEE agrees to pay to LICENSOR the following sums:

               Upon execution of this Agreement   $ 50,000.00
               Effective date anniversary, 1997   $ 50,000.00
               Effective date anniversary, 1998   $ 50,000.00
               Effective date anniversary, 1999   $100,000.00

     A license year is defined to be the twelve (12) month period beginning the effective date and the anniversary date of the effective date in subsequent years.

4. CONDUCT OF OPERATIONS. During the term of this Agreement, LICENSEE shall have possession of, and free and unrestricted access to, the PREMISES and shall have the right to explore, investigate, measure, sample (including bulk sample), examine, test, work, use manage, control and develop the PREMISES. LICENSOR shall further receive in addition to the consideration set forth in Paragraph 3, above, an accounting and production royalty, pursuant to the terms of Lease/Option to Purchase attached hereto as EXHIBIT "A", for all ores, minerals and concentrates removed and sold from the PREMISES during the term hereof and prior to exercise of the option to lease. LICENSEE may trench or drill any part of the PREMISES, may rehabilitate existing mine workings, construct new workings, and may erect, construct, use, and maintain on the PREMISES such roads, building structures, equipment and machinery as in its reasonable discretion it may deem necessary to its exploration operations.

     Royalty payments due for all ores, minerals, and concentrates removed and sold from the PREMISES during the three (3) year term hereof and prior to any exercise of the option to lease shall be paid quarterly at the address set forth in Paragraph 5 by mail or personal delivery. Should LICENSEE exercise its option to purchase said property all pre-exercise royalty payments actually received by LICENSOR shall be credited against the agreed purchase price set forth in Paragraph 10.5, hereof.

5. NOTICE. Any notices required or permitted to be given to LICENSOR or LICENSEE hereunder shall be given in the manner provided herein and be considered as delivered and received when the same are delivered in person or received by the addressee following deposit in the United States mail, return receipt requested, with postage prepaid. All notices given hereunder shall be addressed to the persons and addresses given below or such other persons or addresses as the parties may designate from time to time. Any change in the names and/or addresses of the persons listed below shall be effective thirty (30) days from the giving of the notice to the other party as provided herein.

     LICENSEE: Golden Queen Mining Co., Inc.
               Desert Street, Ste. 4
               Box 878
               Rosamond, CA 93560-0878

     LICENSOR: Soledad-Mojave Mining Syndicate
               c/o Charles Beck
               932 Springwood Lane
               Olivenhain, CA 92024

6. TERMINATION. Subject to the provisions of Paragraphs 8 and 16, LICENSEE may terminate this agreement within thirty (30) days of the last day of each license year; if, LICENSEE has not so terminated, then this License shall continue in effect for the subsequent license year. Upon termination or surrender under the terms of this License, all rights of LICENSEE under this Agreement, except as provided in Paragraph 11, shall terminate and all payments heretofore made under this agreement shall be retained by LICENSOR as full compensation, as rental, for the use and occupancy of said PREMISES and as consideration for which this Agreement is given.

7. INSURANCE. LICENSEE shall carry at all times during the term of this Agreement worker's compensation and other insurance required by the laws and mining regulations of the State of California.

     7.1. WORKMEN'S COMPENSATION INSURANCE. LICENSEE at its sole expense shall cause to be issued and maintained during the term of this Agreement and at all times while conducting activity upon the PREMISES workmen's compensation insurance in accordance with the provisions of the applicable laws of the State of California.

     7.2. PUBLIC LIABILITY INSURANCE. LICENSEE shall at its sole expense cause to be issued and maintained during the term of this Agreement comprehensive general public liability insurance coverage in responsible insurance carriers qualified to conduct insurance business in the State of California. Such policy or policies shall name LICENSOR as an additional insured and shall be in the total amount of not less the One Million Dollars ($1,000,000.00).

     7.3. CERTIFICATE OF INSURANCE. LICENSEE shall within thirty (30) days of execution of this Agreement by all parties furnish to LICENSOR certificates of insurance for all insurance policies required hereunder. LICENSEE shall cause LICENSOR to be notified not less that thirty (30) days prior to any cancellation or restrictive modification of the above enumerate policies.

8.   INDEMNITY.

     8.1. LICENSEE shall protect and indemnify and hold LICENSOR harmless from and against any and all claims, actions or causes of action, including, without limitation, employees of LICENSEE, contractors and employees of contractors of LICENSEE, for injury to or death of persons or damage to property arising out of or in connection with LICENSEE'S exploration activities.

     8.2. LICENSOR shall protect and indemnify and hold LICENSEE harmless from and against any and all claims, actions or causes of action, including without limitation, claims brought by employees of LICENSOR, contractors and employees of contractors of LICENSOR, for injury to or death of persons or damage to property arising out of or in connection with LICENSOR'S rights to take samples and observe facilities and operations as authorized in this Agreement.

9. COMPLIANCE WITH LAWS. LICENSEE shall conduct all exploration activities in full compliance with the applicable laws and regulations of the State of California and the United States of America including, but not limited to, the provisions of the Federal Land Management and Policy Act of 1976 and the regulations promulgated pursuant thereto, and the provisions of Article 16 hereof.

10.  OPTION TO LEASE OR PURCHASE.

     10.1. During the term of this Agreement, or during the term of any extension hereof, and provided that LICENSEE is not in default, LICENSEE may exercise an option to lease the PREMISES with an option to purchase pursuant to the terms and conditions set forth in the formal Lease/Option to Purchase attached hereto as EXHIBIT "A" and made a part hereof as though set forth in its entirety.

     10.2. Also during the term of this agreement, or during the term of any extension hereof and provided Licensee is not in default, Licensee may exercise an option to purchase the premises pursuant to the terms set forth in paragraph 10.4 below.

     10.3. The option to lease/option to purchase as described in paragraph 10.1 above shall be deemed exercised when LICENSOR has received two (2) copies of EXHIBIT "A" executed by LICENSEE and LICENSEE has tendered the amount required as set forth in EXHIBIT "A". LICENSOR shall sign one copy and return it promptly to LICENSEE.

     10.4. The Option to Purchase the premises pursuant to 10.2 above shall be deemed exercised when LICENSEE has sent notice to LICENSOR and requested in writing that Chicago Title of Bakersfield act as escrow agent. The parties agree to execute escrow instructions consistent with the terms of the Agreement and as may be reasonably required by the escrow holder. Said instructions shall provide for the proration of taxes, the closing of escrow within sixty (60) days from the date of exercise of the Option to Purchase, equal division of escrow fees and costs, for LICENSOR/SELLER to supply and ALTA policy of title insurance, and, LICENSOR/SELLER to convey by grant deed in the form normally used by escrow holder but in conformance with all terms of this agreement.

     10.5. The purchase price of the PREMISES payable in full at close of escrow shall be determined as follows:

               PURCHASE PRICE

               If option exercised prior to the
               anniversary of the effective date
               of this Agreement in 1997               $500,000.00

               If option exercised prior to the
               anniversary of the effective date
               of this Agreement in 1998               $470,000.00

               option exercised prior to the
               anniversary of the effective date of
               this Agreement in 1999 and before
               termination of this Agreement           $450,000.00

     10.6. LICENSOR, in addition to receiving payment of the cash purchase price as hereinafter provided, reserves to itself, and LICENSEE hereby agrees to pay to the LICENSOR, for all minerals mined or extracted from the PREMISES sold hereunder, a production royalty interest equal to five percent (5%) of the Net Smelter Return as hereinafter defined.

     10.7. The term "Net Smelter Return" shall be defined to be the gross amount received from the sale of all minerals mined and extracted from the PREMISES, less all taxes levied, incurred or imposed on the sale, severance or production of such minerals and less reasonable costs of transportation to the smelter and refinery, smelting and refining charges and costs of sale, determined in accordance with generally accepted accounting principles.

     10.8. All minerals mined, removed and extracted from the PREMISES shall be sold under the name of LICENSEE and a royalty settlement sheet accounting for such transactions shall be furnished to LICENSOR on or before the twenty-fifty (25th) day of the next succeeding calendar month for all sales made and received during the preceding calendar quarter. All production royalty payments, accompany by a settlement sheet required by this Agreement shall be made to the LICENSOR monthly at the addresses set forth in Paragraph 5 by mail or personal delivery. So long as it is not in default hereunder, LICENSEE shall receive a cumulative credit against monthly production royalties equal to the total of the cash purchase price paid to LICENSOR under Paragraph 10.5. Production royalties shall not become payable to LICENSOR until the amount of the cumulative production royalty credit set forth in the paragraph exceed the purchase price paid by LICENSEE pursuant to Paragraph 10.5.

               If all or any part of the minerals are sold to, or processed by, a smelter or refinery owned, operated, affiliated with or controlled by LICENSEE, in no event shall the royalties computed herein be less that would have been paid had the ore been sold to or processed by a major smelter or refinery not owned, operated, affiliated with, or controlled by LICENSEE.

     10.9. LICENSEE may commingle ore from the PREMISES with ore from other properties, either before or after concentration or beneficiation, provided that the method and procedures LICENSEE uses to commingle the ore and to determine the weight and grade of the ore removed from the PREMISES and of the ore with which it is commingled shall be a method recognized by the mining industry and conducted in accordance with generally accepted accounting principles. LICENSEE shall use that method to determine weight and grade and to allocate net returns from the commingled ore between the PREMISES and the other properties from which the other commingled ore was removed and to assure that the share of production received by LICENSOR is representative of the ore that was produced from the PREMISES. All such weight, allocations, and calculations by LICENSEE shall be done in accordance with generally accepted accounting principles and in a manner recognized by the mining industry as practical and sufficient at that time. If it is impractical to determine which portions of any of the costs and expenses described in Paragraph 10.7 above are directly attributable to ore removed from the PREMISES, such costs and expenses shall be allocated on a straight-line, per-ton basis among all ores that give rise to those expenses, in accordance with generally accepted accounting standards.

     10.10. LICENSEE is hereby granted the right, if it so desires, to mine or remove from the PREMISES any ores, waste, water and other materials existing therein or thereon or in any part thereof, through or by means of shafts, openings or pits which may be sunk or made upon other property owned, controlled, or operated by or for LICENSEE (hereinafter "Other Property"). LICENSEE also may stockpile any ores, waste or other materials and/or concentrated products of ores, waste or other materials and/or concentrated products of ores or materials (collectively "Products") from the PREMISES, or any part thereof, upon stockpile grounds situated upon such Other Property. In the event LICENSEE stockpiles Products from the PREMISES on Other Properties, LICENSEE shall execute or cause to be executed such instruments as LICENSOR may reasonably request in writing to evidence LICENSOR'S royalty interest in the PRODUCTS so stockpiled. Any such instrument executed by LICENSEE, however, expressly shall acknowledge LICENSEE'S right to sell the stockpiled Products. LICENSEE also, if it so desires, may use the PREMISES and any part thereof and any shafts, openings, pits and stockpile grounds sunk or made for the mining, removal and/or stockpiling of any Products from the PREMISES and/or from Other Property, or for any purpose or purposes connected therewith, provided, however, that such use of the PREMISES does not prevent or interfere with the mining or removal of ore from the PREMISES.

     10.11. The term of the production royalty provided herein shall be for twenty (20) years from and after the close of escrow and for so long thereafter as LICENSEE is in production on properties located with a one (1) mile radius of the PREMISES. For purposes of this Paragraph 10, production shall be defined as the processing of in excess of 10,000 tons of ore per year. LICENSEE may terminate this production royalty agreement as hereinafter provided, by delivery to LICENSOR of a quitclaim deed to the PREMISES, provided that LICENSEE is not then in default under the terms of this agreement and further provided one of the following circumstances exists:

          10.11.1. If LICENSEE is not in production on both the PREMISES and any Other Property owned or controlled by LICENSEE within a one (1) mile radius of the PREMISES, in which event LICENSEE may terminate this production royalty agreement upon one (1) year's notice.

          10.11.2. If LICENSEE is not in production on the PREMISES and is not utilizing the PREMISES for the operation of equipment and facilities related to crushing, beneficiation, milling, treatment, processing, leaching, refining and concentrating minerals or materials, in which event LICENSEE may terminate this royalty agreement upon three
                    (3) year's notice.

          10.11.3. Upon such termination, LICENSEE shall be liable for all obligations affecting the PREMISES and accrued as of the date of termination, including all obligations for indemnification of LICENSOR under Paragraph 16 hereof, which obligations shall survive the termination hereunder.








               related to the PREMISES semi-annually during the term hereof, which information shall be received and held by LICENSOR in total confidence.

     12.2. LICENSOR agrees to hold LICENSEE harmless from any and all claims, actions, or causes of action, without limitation, arising from LICENSOR'S reliance on information obtained from LICENSEE.

     12.3. Upon execution of the Agreement, LICENSOR shall provided LICENSEE access to all geologic, geophysical and geochemical data concerning the PREMISES which has been acquired, generated, or compiled by LICENSOR.

     12.4. Any and all data, information, reports and samples provided by LICENSEE to LICENSOR under this terms of the Agreement shall be treated and held confidential for the term of this Agreement, and for the term of the Lease/Option to Purchase attached as EXHIBIT "A", if LICENSEE should exercise its Option to Lease.

     12.5. LICENSEE agrees to permit LICENSOR, or its duly authorized representative, at reasonable times, and not less frequently than monthly, access to all exploration activities for the purpose of taking samples and observing the activities and operations of LICENSEE. LICENSEE shall facilitate in every reasonable manner such inspection, sampling and acquisition of the information concerning the exploration activities of LICENSEE. Upon written request by LICENSOR, LICENSEE shall further permit LICENSOR, or its authorized representative, quarterly access to the books and records of LICENSEE covering operations on the PREMISES.

13.  DEFAULT AND TERMINATION.

     13.1. DEFAULT. The occurrence of any of the following events shall constitute an event of default on the part of LICENSEE:

          13.1.1. BREACH OF COVENANTS. Failure (i) to perform any of LICENSEE'S covenants hereunder, including, but not limited to the failure to make a LICENSEE shall be excused to the extent made necessary by such force majeure and this Agreement shall be extended by a length of time equal to its continuance not to exceed a maximum term of extension for any one or more causes of force majeure of three (3) years from the initial occurrence of any of such cause or causes. The term "force majeure" as used herein shall include, but not be limited to, acts of God, acts of civil or military authority, acts of war or the public enemy, legislation, acts or orders of any court, acts or failure to act of regulatory agencies or administrative bodies having jurisdiction with respect to the performance of this Agreement, insurrections, riots, strikes, boycotts or other labor disturbances, fire, flood, windstorm, explosion and other causes not within the reasonable control of the parties directly affected and claiming suspension of its obligation whether or not like or similar to the causes or occurrences specifically enumerated above and which by exercise of due diligence and foresight could not reasonably have been avoided.






16. HAZARDOUS MATERIAL. LICENSOR hereby expressly acknowledges that LICENSEE intends to use the PREMISES for the purpose of conduction mining and/or mineral concentrating and processing operations (hereinafter collectively referred to as "Operations"). LICENSEE shall obtain, prior to engaging in Operations, such governmental approvals (including, but not limited to, a closure or reclamation plan) as may be required under applicable laws. LICENSEE shall make available to LICENSOR copies of all approvals. In the course of conducting Operations it is expected that LICENSEE will us materials which may be considered "Hazardous Materials" as defined below and which are authorized for use by appropriate permit or authorization. LICENSOR hereby expressly grants permission for LICENSEE to use such materials in the course of conduction Operations. If LICENSEE breaches its obligation as imposed by any permit or authorization, and the unauthorized presence of Hazardous Material on the PREMISES results in contamination of the PREMISES, or, if any other damage to the PREMISES by Hazardous Material occurs, then LICENSEE shall indemnify, defend, save and hold LICENSOR harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses, and reasonable sums paid in settlement of claims, attorneys' fees, consultants' fees and expert fees which arise during or after the term hereof or any extension, as applicable, as a result of such contamination or otherwise as a result of the presence, use, generation, storage, release, threatened release, manufacture or disposal of Hazardous Material on the PREMISES or the transportation to or from the PREMISES of Hazardous Material. This indemnification of LICENSOR by LICENSEE includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or groundwater on or under the PREMISES and shall continue in full force and effect in the event LICENSEE acquires the fee ownership of the PREMISES pursuant to Paragraph 10.4.

     In the event that LICENSEE shall fail to comply with any laws regulating Hazardous Material or otherwise applicable in connection with LICENSEE'S use and operation of the PREMISES within ten (10) days after LICENSOR shall give LICENSEE written notice of such non-compliance, or if such compliance within such period is not possible, if LICENSEE shall not commence curing and diligently proceed to completion (but in any event LICENSEE shall complete such compliance when required by law), then LICENSOR may comply with the same on behalf of LICENSEE and all costs and expenses incurred by LICENSOR in complying with such laws shall be deemed additional consideration under the Agreement and shall be payable to LICENSEE to LICENSOR within ten (10) days after LICENSOR'S written demand therefor.

     As used herein, the term "Hazardous Material" means and hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California, or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which in (i) defined as a "hazardous waste", "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to
     Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20 Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under
     Article 9 or defined as hazardous or extremely hazardous pursuant to
     Article 11 of title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a "hazardous substance" pursuant to
     Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601)".

17. TITLE. LICENSOR covenants the LICENSOR now owns legal record title to, and is in actual possession of the PREMISES free and clear from all former grants, sales, liens, or encumbrances of any kind, and that there are no delinquent taxes; all as more fully set forth in that certain Policy of Title Insurance No. D602181, dated February 11, 1988, and issued by Ticor Title Insurance Co., a copy of which is attached hereto as EXHIBIT "B". LICENSEE may, with LICENSOR'S written consent, elect, at its sole initial cost and expense to correct any defects it determines exist in title to the PREMISES, within the period of this Agreement. LICENSEE'S reasonable costs, including attorney's fees, shall be a credit to production royalties payable pursuant to the Lease/Option to Purchase Agreement if such Agreement is executed. LICENSOR further covenants that it will not by action or inaction during the term of this Agreement cause a material change to occur to its title as shown in EXHIBIT "B".

18. COMPLETE AGREEMENT. This Agreement and all the terms and covenants contained herein are deemed to be the complete and unequivocal written Agreement of the parties and no other Agreements, either written or oral, are contemplated with respect to said PREMISES.

19. RECORDATION. This Agreement shall not be recorded, however, the attached Memorandum of Minerals Exploration Agreement with Option to Lease or Purchase, attached hereto as EXHIBIT "C", shall be executed and recorded promptly following the execution of this Agreement. In the event of termination of this Agreement as herein provided, the quitclaim deed attached as Exhibit "D', which has been duly executed by LICENSEE and is to be held during the period of this Agreement by Mr. Charles Beck, may be recorded. Said quitclaim deed may also be recorded upon termination of this Agreement by LICENSOR if LICENSEE is in default of the terms of this Agreement as defined in Paragraph 13 hereinabove. If either option granted by LICENSEE is exercised, the quitclaim deed shall be given to LICENSEE if the option to lease is exercised or placed in escrow if the option to purchase is exercised.

20. ATTORNEY FEES. If either party to this Agreement brings an action to enforce the terms hereof or declare rights HEREUNDER, the prevailing party in any such action, on trial or appeal, shall be entitle to his reasonable attorneys' fees to be paid by the losing party as fixed by the court, together with all costs and expenses paid or incurred by the prevailing party in such litigation.

EXECUTED this 25th day of January, 1996, at Los Angeles, California.

LICENSOR:                          LICENSEE:

SOLEDAD-MOJAVE MINING SYNDICATE    GOLDEN QUEEN MINING CO., INC.
a Nevada corporation               a California Corporation

By:  s/ Charles E. Beck            By:  s/ Paul A. Bailly
     ----------------------------       ----------------------------
     Its: President                     Its: Chairman

State of CALIFORNIA

County of LOS ANGELES

On Jan. 25, 1996 before me, THOMAS J. KOERBER, Notary Public personally appeared CHARLES E. BECK, personally known to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                   WITNESS my hand and official seal.

                                   s/ Thomas J. Koerber
                                   ------------------------------
                                        SIGNATURE OF NOTARY

                           NOTARY ATTESTATION

THE STATE OF COLORADO     )
                          ) SS.
CITY AND COUNTY OF DENVER )

     BEFORE ME, the undersigned authority, on this day personally appeared Paul A. Bailly, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same freely and voluntarily and for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this 23rd day of January,
1996.


                                    s/ Nona C. Hillsten
                                   ------------------------------
                                   Notary Public for the
                                     State of Colorado

My commission expires:

August 28, 1996.